           GRUBB & ELLIS COMPANY AND SUBSIDIARIES
          EXHIBIT (11) STATEMENT RE COMPUTATION OF
               PER SHARE EARNINGS - FORM 10-Q

                 for the three-months ended
                   March 31, 1994 and 1993
   (in thousands except for shares and per share amounts)



                                              Three Months
                                             Ended March, 31
                                         1994            1993
   Net loss                             $  (4,747)     $  (4,662)

   Earnings applicable to Preferred
   Stockholders                              (638)          (399)

   Net loss applicable to Common
   Stockholders                            (5,385)        (5,061)

   Primary loss per share applicable to
   Common Stockholders

     Weighted average common shares
     outstanding                        4,062,136      3,900,154

   Dilutive stock options - based on the
     treasury stock method                      0              0

          Total                         4,062,136      3,900,154

   Loss per common share and equivalents
     applicable to Common Stockholders $    (1.33)   $     (1.30)

   Fully-diluted loss per share (A)<F1>
  applicable to Common Stockholders

   Weighted average common shares
    outstanding                         4,062,136      3,900,154

   Dilutive stock options - based on the
    treasury stock method                       0              0

        Total                           4,062,136      3,900,154

   Loss per common share and equivalents
     applicable to Common Stockholders $    (1.33)   $    (1.30)

<F1>
(A) This calculations is submitted in accordance with Securities Exchange Act of 1934, Release No. 9083, although not required by footnote 2 to paragraph 14 of APB opinion No. 15 because it results in dilution of less than 3%.
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